CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Union Security Insurance Company dated April 15, 2021 relating to the financial statements and financial statement schedules of Union Security Insurance Company, which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 15, 2021